EXHIBIT 21.1

Subsidiaries Of Harvard Bioscience, Inc.

Name	Jurisdiction
Ahn Acquisition Gmbh	Germany
Asys Hitech Gmbh	Austria
Biochrom Limited	United Kingdom
Biochrom Us, Inc.	Delaware, United States
Biodrop Ltd.	United Kingdom
Cartesian Technologies, Inc.	Delaware, United States
Cma Microdialysis Ab	Sweden
Coulbourn Instruments, Llc	Delaware, United States
Data Sciences International, Inc.	Delaware, United States
Data Sciences (Uk) Mn, Ltd.	United Kingdom
Data Sciences Eurl	France
Data Sciences Gmbh	Germany
Dsi (Shanghai) Trading Co Ltd.	China
Ealing Scientific Limited (Dba Harvard Apparatus, Canada)	Canada
Fka Gsi Us, Inc. (Formerly Genomic Solutions, Inc.)	Delaware, United States
Fkaubi, Inc. (Formerly Union Biometrica, Inc.)	Delaware, United States
Genomic Solutions Canada, Inc.	Delaware, United States
Harvard Apparatus, S.A.R.L.	France
Harvard Bioscience (Shanghai) Co. Ltd.	China
Harvard Distribution Oldco, Inc. (Formerly Denville Scientific, Inc.)	Delaware, United States
Heka Electronics Incorporated	Canada
Heka Electronik Gmbh	Germany
Heka Instruments Incorporated	New York, United States
Hoefer, Inc.	Delaware, United States
Hugo Sachs Elektronik - Harvard Apparatus Gmbh	Germany
Kd Scientific, Inc.	Massachusetts, United States
Multichannel Systems Mcs Gmbh	Germany
Panlab S.L.	Spain
Scie-Plas Ltd.	United Kingdom
Triangle Biosystems, Inc.	Delaware, United States
Walden Precision Apparatus Ltd.	United Kingdom
Warner Instruments Llc	Delaware, United States